EXHIBIT 99.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into the 1st of August, 1999, effective as of the 1st day of January, 1999, by and between UNITED RACEWAYS, INC, a Delaware corporation ("Company") and James Walters ("Employee").

     A. The Company wishes to engage the services of Employee as Vice President to the Company;

     B. The Employee represents that it has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement; and

     C. The Employee is willing to be so retained on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. Engagement. The Company hereby retains Employee as the Vice President to the Company, and Employee hereby accepts such engagement on the terms and conditions hereinafter set forth.

         2. Term. This Agreement shall be in effect for an initial term of one year, commencing upon execution by both parties, and shall be renewable automatically, without any action of the parties, on an annual basis thereafter, unless either party gives the other written notice of an intention not to renew this Agreement at least thirty (30) days prior to the end of the initial term or any renewal term thereof.

         3. Duties of Employee. The Company retains Employee to provide Vice Presidential duties on all matters pertaining to the business of the Company.

            In its capacity as Vice President and Employee to management of the Company, Employee shall be required to devote at least 10 hours per week to the business of the Company, Employee shall also be available, at the mutual convenience of the parties, to evaluate specific matters or problems submitted to Employee concerning management of the Company.

            Employee shall render the services required in this Agreement as a Vice President. Deadlines in respect of the service and functions of Employee shall be mutually agreed upon.

            Employee shall use his best efforts to advance the business and welfare of the Company, and shall not intentionally take any action adverse to the best interests of the Company.

         4. Compensation. As full and complete compensation for any and all services (except out-of-pocket expenses approved by the Company) that Employee shall render to the Company, the Employee will receive $5,000.00 per month, $60,000.00 annually. Payment of proceeds will be deferred until such time as sufficient cash flow is available. Additionally, the Company shall make a one-time grant of an option to purchase 100,000 restricted shares of the Company's Common Stock, at $1.00 per share to be registered for resale under Form S-8 or other available form as soon as reasonably practical. This option to puchase commences August 1, 1999, and is terminated June 30, 2001.

         5. Disclosure of Information. Employee recognizes and acknowledges as a result of his engagement by the Company, he will have access to discover information which is of a proprietary manner to the Company, including methods, inventions, improvements, trade secrets, or discoveries, whether patentable or not, and similar information relating to the Company's products and services. In addition, information will or has been disclosed to Employee, or has been discovered by Employee, concerning marketing plans, processes, products, apparatus, techniques, know-how, trade secret, strategies, customer lists, and technical requirements of customers of the Company. Employee agrees that he will not, without the prior written approval of the Company, disclose any such proprietary information of the Company to anyone not in the employ of the Company, or use any such information other than for the purposes of this Agreement. Employee agrees that he will not allow any other person engaged by him to have access to any of the proprietary information unless he first obtains such person's agreement not to disclose or use such information, and such agreement is binding upon the Company, Employee, and such third person. These obligations shall not apply, however, to information which is or becomes generally available to the public through no fault of Employee.

         6. Termination. This Agreement shall terminate on the earliest of:

                  (i)     On August 1, 2000;

                  (ii) At Employee's option, upon a ninety (90)day written notice; or

                  (iii) Upon mutual written agreement of the parties hereto.

         7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, or if sent by certified mail, postage prepaid to its residence in the case of Employee, its principal office in the case of the Company and shall be effective upon deposit into the United States Postal Service, or in the case of personal delivery when actually delivered. Such notice shall be directed to the individuals and addresses below:

                                    James Walters
                                    14724 Ventura Blvd, 2nd Floor
                                    Sherman Oaks, CA 91403


                                    United Raceways, Inc.
                                    860 Via de La Paz, Suite E-1
                                    Pacific Palisades, CA 90272

                  8. Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns, but shall not be assignable by Employee without the prior written consent of the Company.

         10. Severability. If any provision of this Agreement is held to be contrary to law, that provision shall be deemed severable from the balance of this Agreement, and the balance of this Agreement shall remain in force between the parties to the fullest extent permitted by law.

         11. Non-Competition. During the period of this Agreement, and for a six
(6) month period following termination thereof, Employee shall not provide similar strategic, financial or operational advice to any organization offering services and products similar to those developed and marketed by the Company.

         12. Entire Agreement. This Agreement shall be deemed to express, embody, and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and to fully and finally set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties hereto with the approval of the Vice President of the Company.

         13. Governing Law; Venue; Arbitration. This Agreement shall be governed by the laws of the State of California. Any dispute involving or affecting this Agreement or the services to be performed shall be determined and resolved by binding arbitration in the County of Los Angeles, State of California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

         14. Prior Agreements. This Agreement supersedes and renders null and void all prior written or oral agreements by and between the Company or its affiliates and Employee, except as provided herein or in any amendments or addendums hereto.

         15. Survival of Covenants. Upon termination of this Agreement, for any reason, the covenants contained in Sections 5, 11, 12, 13 and 15 shall survive such termination.

         16. Counterparts. This Agreement may be signed in two counterparts, but both of which placed together, shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date set forth above.

                           COMPANY:

                           UNITED RACEWAYS, INC.

                               /s/ Larry Todt
                         By: _______________________________
                                    Larry Todt


                          EMPLOYEE:

                          JAMES WALTERS

                                   /s/ James Walters
                           By: ________________________________
                                    James Walters